Exhibit 99.2

                                  NEWS RELEASE

For Immediate Release

HEMOXYMED CONTACT:                      Bruce N. Barron
                                          Chairman & CEO
                                        (847) 573-8000

              HEMOXYMED, INC. AND MOLECULAR GERIATRICS CORPORATION
             ESTABLISH STRATEGIC ALLIANCE THROUGH CLOSING OF MERGER

New York, NY & Vernon Hills, IL - September 11, 2002. Hemoxymed, Inc. (OTC Bulletin Board: HMYD) and Molecular Geriatrics Corporation (MGC) today announced that they have established a strategic alliance through the closing of the merger between the two companies, previously announced on August 1, 2002. Immediately following the closing of the merger, Hemoxymed and MGC holders each own about 50% of the merged company, on a fully diluted basis.

Under the terms of the Merger Agreement, Hemoxymed will issue 22,796,194 shares of its common stock to MGC stockholders in exchange for all of MGC's outstanding common stock. Hemoxymed will also issue 4,608,756 options and 220,940 warrants to MGC holders and retire all currently outstanding options and warrants of MGC. The new management of Hemoxymed will consist of the management of MGC at the time of the merger, including Bruce N. Barron Chairman, CEO and John F. DeBernardis Ph. D. President, COO. In addition to Mr. Barron, the Hemoxymed Board of Directors will consist of Dr. DeBernardis, Vaughn Bryson, Richard Stone and Preston Tsao. The newly combined company will operate under the name of Hemoxymed.

"We are pleased to have completed the merger of these two companies, each possessing very exciting technology platforms addressing multi billion dollar markets," said Bruce N. Barron, Chairman CEO of Hemoxymed.

Hemoxymed is involved in the development of two technology platforms. Through its merger with Molecular Geriatrics Corporation it is involved in the research and development of a diagnostic to detect Alzheimer's disease and novel therapeutics to treat, Alzheimer's disease and cancer. It is also pursuing the development of advanced technology enabling the use of red blood cells as carriers for drugs and biologics. The technology represents a new approach for the treatment of human diseases and can be applied to a wide range of compounds, including some of the most important classes of therapeutic products now under development.

NOTE: "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains certain forward-looking statements based on expectations of the managements of Hemoxymed. There are certain key factors that could cause future results to differ from those anticipated by the companies' management and Board of Directors, including but not limited to the risk that the newly merged company does not develop any of its proposed products.